As filed with the Securities and Exchange Commission on December 31, 2025

Registration No. 333-277414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iRobot Corporation

(Exact name of registrant as specified in its charter)

Delaware	77-0259335
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8 Crosby Drive

Bedford, Massachusetts 01730

(781) 430-3000

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Gary Cohen

Chief Executive Officer

iRobot Corporation

8 Crosby Drive

Bedford, Massachusetts 01730

(781) 430-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark T. Bettencourt, Esq. Gregg Katz, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Kevin Lanouette Senior Vice President & General Counsel iRobot Corporation 8 Crosby Drive Bedford, MA 01730 (781) 430-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-277414) (the “Registration Statement”) originally filed with the Securities and Exchange Commission by iRobot Corporation (the “Company”), on February 27, 2024 providing for the offer and sale, from time to time, in one or more offerings, of: (i) common stock, (ii) preferred stock, (iii) debt securities, (iv) warrants and (v) units that may be sold under such Registration Statement.

As previously disclosed, on December 14, 2025, the Company and certain of its subsidiaries commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In connection with the foregoing, the offering pursuant to the Registration Statement is being terminated.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Company’s securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statement which remain unsold as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, Commonwealth of Massachusetts, on the 31st day of December, 2025. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

iROBOT CORPORATION

By:	/s/ Kevin Lanouette
Kevin Lanouette
Senior Vice President & General Counsel